                                                                    Exhibit 12


                            WMX TECHNOLOGIES, INC.

                      Ratio of Earnings to Fixed Charges
                                  (Unaudited)

                      (millions of dollars, except ratio)


                                                            Year Ended December 31,
                                      ----------------------------------------------------------------
                                       1990/(1)/    1991/(2)/    1992/(3)/    1993/(4)/     1994/(5)/
                                      -----------  -----------  -----------  ------------  -----------
Income Before Income Taxes,
  Undistributed Earnings from
  Affiliated Companies, Minority
  Interest, Extraordinary Item
  and Cumulative Effect of
  Accounting Changes................   $ 1,253.7    $ 1,139.4    $ 1,555.2    $   867.2    $ 1,480.8
Interest Expense....................       192.1        279.9        311.0        401.5        445.3
Capitalized Interest................       (81.4)      (111.4)       (87.9)      (100.6)      (104.5)
One-Third of Rents Payable
  in the Next Year..................        23.6         46.7         44.7         48.5         53.9
                                       ---------    ---------    ---------    ---------    ---------

Income Before Income Taxes,
  Undistributed Earnings from
  Affiliated Companies, Minority
  Interest, Extraordinary Item,
  Cumulative Effect of Accounting
  Changes, Interest and One-Third
  of Rents..........................   $ 1,388.0    $ 1,354.6    $ 1,823.0    $ 1,216.6    $ 1,875.5
                                       =========    =========    =========    =========    =========

Interest Expense....................       192.1        279.9        311.0        401.5        445.3
One-Third of Rents Payable in the
  Next Year.........................        23.6         46.7         44.7         48.5         53.9
                                       ---------    ---------    ---------    ---------    ---------

Interest Expense plus One-Third
  of Rents..........................   $   215.7    $   326.6    $   355.7    $   450.0    $   499.2
                                       =========    =========    =========    =========    =========

Ratio of Earnings to Fixed
  Charges...........................   6.43 to 1    4.15 to 1    5.13 to 1    2.70 to 1    3.76 to 1

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/(1)/  The results for 1990 exclude an extraordinary charge ($24.5 million)
reflecting the Company's percentage interest in the writedown by Wheelabrator Technologies Inc. of Wheelabrator's investment in the stock of The Henley Group, Inc. and Henley Properties Inc. to market value.

/(2)/ The results for 1991 include a special charge ($296.0 million before tax and minority interest) primarily to reflect then current estimates of the environmental remediation liabilities at waste disposal sites previously used or operated by the Company and its subsidiaries or their predecessors.

/(3)/ The results for 1992 include a non-taxable gain ($240.0 million before minority interest) resulting from the initial public offering of 75 million newly issued ordinary shares of Waste Management International plc in April 1992 and special charges ($219.9 million before tax and minority interest). The results for 1992 exclude the cumulative effect of accounting changes ($71.1 million after tax and minority interest) related to the adoption of Statements of Financial Accounting Standards Nos. 106 and 109.

/(4)/ The results for 1993 include a non-taxable gain ($15.1 million) relating to the issuance of shares by Rust International Inc. as well as a special asset revaluation and restructuring charge ($550.0 million before tax and minority interest) related primarily to a revaluation of Chemical Waste Management, Inc.'s thermal treatment business.

/(5)/ The results for 1994 include a charge ($9.2 million before tax and minority interest) recorded by Rust to write off assets and recognize costs of exiting certain of Rust's service lines and closing offices in a consolidation of its engineering and construction groups.